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                                                                    Exhibit 3.21

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  PAC ORD INC.

            FIRST. The name of the Corporation is Pac Ord Inc.

            SECOND. The location of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD. The nature of the business or purposes to be conducted or promoted is to engage in and to do any lawful act for which corporations may be incorporated under the General Corporation Law of Delaware.

            FOURTH. The Corporation is to have perpetual existence.

            FIFTH. The authorized capital stock of the Corporation shall be 1,000 Common Shares, par value $1.00 per share.

            SIXTH. The Corporation may issue shares, option rights, or securities having conversion or option rights, without first offering them to stockholders of any class or classes.

            SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or

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repeal the by-laws of the Corporation.

            EIGHTH. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware as the by-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors, subject to the provisions of law.

            NINTH. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

            TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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            ELEVENTH. The name and mailing address of each incorporator is as follows:

          Name                                    Mailing Address
          ----                                    ---------------

          Patricia C. Surotchak                   14th Floor - Packard Building
                                                  Philadelphia, PA   19102

            THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is her act and deed and the facts stated herein are true and accordingly have hereunto set her hand this 19th day of August, 1988.

                                                  /s/ Patricia C. Surotchak
                                                  -------------------------
                                                          Incorporator